                Exhibit 10
EXECUTIVE TRANSITION AGREEMENT
THIS EXECUTIVE TRANSITION AGREEMENT (this “Agreement”) by and between KADANT INC., a Delaware corporation (the “Company”), and Eric T. Langevin (the “Executive”) is made as of October 27, 2021.
WHEREAS, the Company and the Executive desire to provide for an orderly transition to the Executive’s successors, to provide an incentive for the Executive to stay an employee through the transition period and to obtain certain assurances and cooperation of the Executive post-employment; and
WHEREAS, in connection with the foregoing, the Company and the Executive wish to set forth the terms of such transition in this Agreement;
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:
1.Employment.
1.1Except as hereinafter otherwise provided, the Company shall continue to employ the Executive on a full-time basis as Executive Vice President and Chief Operating Officer of the Company through March 31, 2022, at which date his employment will end unless it is sooner terminated as provided herein (such date when employment ends shall be referred to as the “Separation Date”).
1.2In addition to carrying out the regular duties of his positions, the Executive shall work on such tasks as will provide for an orderly transition of his role and responsibilities to successor sector vice presidents. The Executive agrees that, during his employment, he shall, to the best of his ability, perform his duties, and shall not engage in any business, profession or occupation that would conflict with the rendering of the agreed upon services, either directly or indirectly.
2.Compensation. During the period of his employment by the Company under this Agreement and for the covenants and obligations of the Executive contained herein, the Executive shall be compensated as follows:
2.1Except as provided in Section 2.4, during the period commencing on the date of this Agreement and through March 31, 2022, the Executive shall continue to be paid a base salary at his current annual rate of $478,200. (The base salary determined under this Section 2.1 shall be referred to hereafter as the “Base Salary”). The Executive shall remain eligible through the Separation Date for the benefit plans and arrangements for which he qualifies and shall be reimbursed for any and all monies expended by him in connection with his employment for reasonable and necessary expenses on behalf of the Company in accordance with the policies of the Company then in effect.
2.2The Executive shall be eligible to participate in the Company’s Cash Incentive Plan and the actual bonus earned shall be determined and calculated in accordance with the compensation practices of the Company for the fiscal year ending January 1, 2022 (such period referred to as the “2021 Fiscal Year”), based on his current target or reference bonus of $267,200. Any bonus payable to the Executive under the Cash Incentive Plan shall be determined and paid in accordance with the terms of the Cash Incentive Plan in the same manner and at the same time as other executive officers of the Company, but in no event later than March 15, 2022.
2.3Subject to the conditions in this section, the Compensation Committee has approved contingent revisions to the Executive’s outstanding and previously unvested restricted stock unit awards to provide that any amounts granted in 2019 and 2020 and one-third of any amounts granted in 2021 that have solely time-based vesting, taking into consideration any vesting that occurs on or around March 10, 2022 if the Executive then remains employed, shall be fully vested as of March 31, 2022 or, if earlier, the Separation Date, and result in a distribution of the shares of Company common stock underlying such restricted stock unit awards as soon as practicable following the Separation Date but no later than April 15, 2022 (or, if the vesting occurs as a result of a termination in 2021, March 15, 2022), with the performance-based restricted stock unit awards from 2021 being subject to satisfaction of the performance conditions and so distributed as soon as practicable after the performance is determined, and given service vesting credit of one-third, less any service vesting credit vesting that occurs on or around March 10, 2022 if the Executive then remains employed. To receive the accelerated vesting, the Executive must remain an employee of the Company until March 31, 2022 or the date his employment ends earlier as a result of termination without Cause or death (subject to providing an effective release on the terms set forth in Section 4.5(e) and the last paragraph of Section 4.5, except where the vesting is caused by the Executive’s death,). For other purposes, the Executive’s restricted stock unit awards shall continue to be governed by the terms of the applicable plans and agreements.
2.4If, because of adverse business conditions or for other reasons, the Company at any time puts into effect salary reductions applicable to all executive officers of the Company generally, the salary payments required to be made under this Agreement to the Executive during any period in which such general reduction is in effect may be reduced by the same percentage as is applicable to all executive officers of the Company generally. Any benefits made available to the Executive which are related to Base Salary shall also be reduced in accordance with any salary reduction.
2.5The Executive agrees that any protections under his Amended and Restated Executive Retention Agreement, dated as of December 9, 2008 (the “Executive Retention Agreement”) will expire upon December 31, 2021, and the Executive Retention Agreement will terminate at that time.
3.Restrictive Covenants.
3.1During the period of the Executive’s employment with the Company and for a period of one year following the Separation Date (other than upon a termination without Cause, in which case the obligations under this Section 3.1 cease upon separation from employment, absent a mutual agreement of the parties in a new agreement with respect to such period), the Executive shall not, directly or indirectly, own, manage, control, operate, be employed by, participate in or be connected with the ownership, management, operation or control of any business which competes with the Company or any of its affiliated companies (each, a “Competitor”) in the Restricted Area, if the Executive would be performing job duties or services for the Competitor that are of a similar type that the Executive performed for the Company at any time during the last two years of the Executive’s employment. The Executive acknowledges that undertaking any leadership role for a Competitor would constitute performing job duties or services of a similar type that he performed for the Company. Further, for purposes of this Section 3.1, “Restricted Area” shall mean the geographic areas in which the Executive, during the last two years of employment, provided services or had a material presence or influence (which, given his position as Chief Operating Officer, would be any area in which the Company was conducting business). The foregoing shall not apply to passive ownership of less than 5% of the outstanding stock of a publicly held corporation, which ownership is disclosed to the CEO. The restricted period will be extended to two years following cessation of employment if the Executive breaches his fiduciary duty to the Company or unlawfully takes, physically or electronically, property belonging to the Company, in which case the duration may not exceed 2 years from the date of cessation of employment. Before agreeing to this Section 3.1 the Executive has the right to and is encouraged to consult with counsel. The Executive agrees that he is receiving mutually-agreed consideration appropriate to support these restrictions pursuant to the additional compensation for which he is eligible pursuant to this Agreement in Sections 2.3 and/or 4.5. The Executive further acknowledges that the agreement not to compete with the Company contemplated by this Section 3.1 (the “non-competition agreement”) is supported by fair and reasonable consideration independent from the Employee’s continued employment, and that, notwithstanding the immediate effectiveness otherwise of this Agreement upon the Parties execution of the Agreement, the non-competition agreement shall not take effect until the later of (i) eleventh (11th) business day following the date on which the Company provided this Agreement to the Executive for review and execution; and (ii) the Executive’s execution of this Agreement.
3.2During the period of the Executive’s employment with the Company and for a period of two years following the Separation Date, the Executive shall not, either alone or in association with others, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers or business partners of the Company that were contacted, solicited or served by the Company during the 12-month period prior to the Separation Date.
3.3During the period of the Executive’s employment with the Company and for a period of two years following the Separation Date, the Executive shall not, either alone or in association with others, (a) solicit, induce or attempt to induce any employee of the Company to terminate his or her employment with the Company or (b) hire, recruit or attempt to hire any person who was employed by the Company at any time during the term of the Executive’s employment with the Company, provided that this clause (b) shall not apply to the recruitment or hiring of any individual whose employment with the Company has been terminated for a period of six months or longer.
3.4During the period of the Executive’s employment with the Company and thereafter, the Executive shall not, without the written consent of the Company, utilize or disclose to others any proprietary or confidential information of any type or description, which terminology shall be construed to mean any information developed or identified by the Company that is intended to give it an advantage over its competitors or that could give a competitor an advantage if obtained by it, unless and until such confidential information has become public knowledge through no fault of the Executive. Such information includes, but is not limited to, product or process design, specifications, manufacturing methods, financial or statistical information about the Company, marketing or sales information about the Company, sources of supply, lists of customers and the Company’s plans, strategies and contemplated actions. The Executive shall not disclose any proprietary or confidential information to others outside the Company or use the same for any unauthorized purposes without written approval by an executive officer of the Company, either during or at any time after employment, unless and until such proprietary or confidential information has become public knowledge without fault by the Executive. Nothing in this Agreement or elsewhere prohibits the Executive from reporting possible violations of state or federal law or regulation to any governmental entity, or making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Executive is not required to notify the Company that he has made any such reports or disclosures; provided, however, that nothing herein authorizes the disclosure of information he obtained through a communication that was subject to the attorney-client privilege. In addition, pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”
3.5During the period of the Executive’s employment by the Company and for a period of two years following the Separation Date, the Executive shall not in any way whatsoever aid or assist any party seeking to cause, initiate or effect a Change in Control of the Company without the prior approval of the Board of Directors.
4.Termination.
4.1Except for the covenants set forth in Section 3, which covenants shall remain in effect for the periods stated therein, and subject to the satisfaction of the provisions of this Agreement that require payments or the provision of benefits after the termination of this Agreement, this Agreement and his employment shall terminate on the earliest of the following events:
(a)on the effective date set forth in any resignation submitted by the Executive and accepted by the Company, or if no effective date is agreed upon, the date of receipt of such letter;
(b)upon the death of the Executive;

(c)upon the termination of the Executive by the Company for Cause. For purposes of this Agreement, “Cause” shall mean the Executive’s failure to substantially perform his obligations under this Agreement, or the Executive’s willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company, provided that no act or failure to act by the Executive shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company;
(d)upon the termination of the Executive by the Company without Cause; or
(e)on March 31, 2022, provided the Executive has remained an employee through such date.
4.2Except as otherwise expressly provided herein, upon the termination of this Agreement, all of the Company’s obligations under this Agreement (except for obligations that by their terms require payment after the termination of this Agreement), including, without limitation, making payments to the Executive, shall immediately cease and terminate.
4.3In the event of the termination of this Agreement pursuant to Section 4.1(a) (death) or (c) (for Cause), the Company shall pay to the Executive, in a lump sum in cash within 30 days after the Separation Date, an amount equal to the sum of (a) the Executive’s previously unpaid Base Salary through the Separation Date and any accrued but unpaid vacation, and (b) the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) (but not to the extent that payment on such timing would be an impermissible acceleration under Section 409A, as defined below), in each case to the extent not previously paid (the sum of the amounts described in clauses (a) and (b) shall be hereinafter referred to as the “Accrued Obligations”).
4.4In the event of the termination of this Agreement pursuant to Section 4.1(b) (death) or (d) (termination without Cause), the Company shall (a) pay to the Executive (or the Executive’s estate, if applicable), in a lump sum in cash within 30 days after the Separation Date (or such other date as is required by applicable law, including Section 409A), the Accrued Obligations and (b) pay to the Executive (or the Executive’s estate, if applicable), in a lump sum in cash within 30 days after the Separation Date (or, if on a termination without Cause, such later date as is required to comply with the release requirement in the final paragraph of Section 4.5), an amount equal to the product of (i) the Executive’s target or reference bonus for the 2021 Fiscal Year and (ii) a fraction, the numerator of which is the number of days in the 2021 Fiscal Year through the Separation Date or, if earlier, December 31, 2021, and the denominator of which is 365, with this bonus reduced, but not below zero, by any bonus already paid under Section 2.2. In addition, the Executive will receive the equity treatment provided in Section 2.3, provided that no shares will be issued under such accelerated restricted stock unit awards unless the Executive complies with the final paragraph of this Section 4.5 (if terminated without Cause) within the time period specified and such accelerated restricted stock unit awards shall immediately expire if the Executive does not comply with the final paragraph of Section 4.5 within the time period specified.

4.5The terms of this Section 4.5 are intended to provide an incentive in the form of a stay bonus and related benefits for the Executive to remain employed until March 31, 2022 and to provide post-employment assistance as provided in Section 6 with respect to the transitioning of his responsibilities. Continued payments are further conditioned on the Executive’s compliance with Sections 3 and 6. Notwithstanding Section 4.2, in the event of the termination of this Agreement pursuant to Section 4.1(e), contingent upon and suspended until the effectiveness of the Release (as defined below), the Company shall:
(a)pay to the Executive (or the Executive’s estate, if applicable), in a lump sum in cash within 30 days after the Separation Date (or such other date as is required by applicable law, including Section 409A), the Accrued Obligations;
(b)pay to the Executive a monthly cash payment of $39,850 for three months beginning April 2022 to be paid on the first payroll of each month in accordance with the Company’s normal payroll processing;
(c)pay to the Executive a bonus determined and calculated in accordance with the compensation practices of the Company for the 2022 Fiscal Year (as applied to the financial results of the fiscal year ending December 31, 2022 (the “2022 Fiscal Year”)), based on his current target or reference bonus of $267,200, with the resulting performance-based bonus being multiplied by 50%. This bonus will be determined and paid in accordance with the terms of the Cash Incentive Plan as in effect for the 2022 Fiscal Year but at the same time as other executive officers of the Company receive their bonus (but in no event later than March 15, 2023);
(d)provided he timely elects and remains eligible for benefits continuation pursuant to the federal “COBRA” laws, payment by the Company of COBRA premiums for family coverage under the group health and dental insurance coverage (less his portion of the premiums he would have paid as an active employee, which shall be deducted from the sum payable under Section 4.5(b)) for a period from the Separation Date to December 31, 2022 (with any later COBRA coverage being at his expense), provided that any such payments and related coverage shall be discontinued in the event that he ceases to be eligible for or to elect such COBRA coverage during such period. Such payments by the Company (but not eligible coverage at the Executive’s expense) will cease if future regulations or legislation causes the Company to conclude such payments are reasonably likely to result in any tax liability to the Company; provided that the Company will reimburse the Executive for his own payments under this sentence (less the portion he would have paid as an active employee) if the Company cannot pay them directly and if permitted under applicable law without tax liability to the Company. The Executive must repay promptly to the Company any premiums paid under this subsection if he does not comply with the final paragraph of this Section 4.5 within the time period specified and no premiums will be paid after the deadline for such compliance if he has not so complied; and
(e)receive the equity treatment provided in Section 2.3, provided that no shares will be issued under such accelerated restricted stock unit awards unless the Executive complies with the final paragraph of this Section 4.5 within the time period specified and such restricted stock unit awards shall immediately expire if the Executive does not comply with the final paragraph of this Section 4.5 within the time period specified.
(f)The provision to the Executive of the benefits provided by clauses (a) through (e) of this Section 4.5 shall be contingent upon the execution by the Executive of a release (the “Release”) in a reasonable form provided by the Company (within five business days following the Separation Date) and the Release’s becoming irrevocable no later than 60 days (or such shorter period as the Company specifies) after the Separation Date, and the Executive must repay promptly to the Company any payments made pursuant to clauses (a) through (e) if he does not comply with the final paragraph of this Section 4.5 within the time period specified. Payments contingent on the Release shall be paid no earlier than the first business day of the calendar year following the year of termination of employment if the 60-day period ends in such subsequent year. Payments that are triggered before or by death will continue to be paid after death.
5.Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefits provided for by this Agreement by seeking other employment or otherwise. Further the amount of any payment or benefits provided for in this Agreement shall not be reduced by any compensation earned by the Executive as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise.
6.Post-Employment Assistance; Cooperation. After March 31, 2022, the Executive agrees to cooperate with the Company in providing reasonable assistance as requested by the Company with respect to the transitioning of his work and further agrees that he will be available to the Company for these purposes or any other purposes reasonably requested by the Company through December 31, 2022 (the “Assistance and Compliance Period”). This assistance (the “Post-Employment Assistance”) is expected to include availability to answer questions regarding the operation of the Company and, if necessary, to attend meetings. The time commitment for this purpose will be limited to less than 20% of the average level of bona fide services the Executive performed over the 36 months preceding the Separation Date, with no extra compensation, except as otherwise permitted under Section 409A (such as when the further services were not reasonably anticipated at the Separation Date). The Company shall, to the extent practicable, provide the Executive with advance (via email and/or phone) notice of any assistance it requires from him during the Assistance and Compliance Period and shall endeavor to reasonably accommodate his personal and potential new employment schedule in requesting such assistance. In addition, if practical, the Executive may offer his assistance during non-business hours (evenings and weekends) and doing so would not be a violation of this Section 6.
In addition, the Executive agrees to cooperate fully with the Company in the investigation, defense or prosecution of any claims or actions in existence when his employment ends or that may be brought in the future against or on behalf of the Company by any third party against the Company or by the Company against any third party. The Executive also agrees that his full cooperation in connection with such claims or actions will include being available to meet with the Company’s counsel to prepare for discovery, any mediation, arbitration, trial, administrative hearing or other proceeding, and to act as a witness when requested by the Company at reasonable times and locations designated by the Company. Moreover, unless otherwise prohibited by law, the Executive agrees to notify the General Counsel (or the CEO in the absence of a General Counsel) of the Company at One Technology Park Drive, Westford, Massachusetts 01886, if he is asked by any person, entity or agency (other than a governmental agency) to assist, testify or provide information in any such proceeding or investigation. Such notice shall be in writing and sent by overnight mail to the General Counsel or CEO within two business days of the time the Executive receives the request for assistance, testimony or information. If the Executive is not legally permitted to provide such notice, the Executive agrees that he will request that the person, entity or agency seeking assistance, testimony or information provide notice consistent with this Section 6.
The Executive agrees that any such litigation or investigation cooperation does not constitute continued employment nor other service-providing relationship and has been adequately compensated for by his prior compensation and, when applicable, further payments during 2022 under this Agreement.
7.Payments Subject to Section 409A. Subject to the provisions in this Section 7, any severance payments or benefits under this Agreement shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the date of termination of the Executive’s employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under this Agreement:
7.1It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the guidance issued thereunder (“Section 409A”). Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.
7.2If, as of the date of the Executive’s “separation from service” from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement.
7.3If, as of the date of the Executive’s “separation from service” from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:
(a)Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation §1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this Agreement, the “Short-Term Deferral Period” means the period ending on the later of the fifteenth day of the third month following the end of the Executive’s tax year in which the separation from service occurs and the fifteenth day of the third month following the end of the Company’s tax year in which the separation from service occurs; and

(b)Each installment of the severance payments and benefits due under this Agreement that is not described in Section 7.3(a) and that would, absent this Section 7.3(b), be paid within the six-month period following the Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation §1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation §1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following the taxable year in which the separation from service occurs.
7.4The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation §1.409A-1(h). Solely for purposes of this Section 7.4, the “Company” shall include all persons with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code.
7.5All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (a) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (b) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (c) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (d) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.
7.6This Agreement is intended to comply with the provisions of Section 409A and the Agreement shall, to the extent practicable, be construed in accordance therewith. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A and do not satisfy an exemption from, or the conditions of, Section 409A.
8.Disputes.
8.1Settlement of Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board of Directors of the Company and shall be in writing. Any denial by the Board of Directors of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board of Directors shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Agreement (including the arbitrability of the dispute or controversy) shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect and the Federal Arbitration Act. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding the foregoing, any dispute as to Sections 3.1 to 3.3 may only be adjudicated in Suffolk County, Massachusetts (to which venue both parties agree).
9.Successors.
9.1Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.
9.2Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or the Executive’s family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate. Neither the Executive nor, in the event of his death, the executors, personal representatives or administrators of the Executive’s estate, shall have the power to transfer, assign, mortgage or otherwise encumber in advance any of the payments provided for in this Agreement, nor shall any payments nor assets or funds of the Company be subject to seizure for the payment of any debts, judgments, liabilities, bankruptcy or other actions.
10.Notice. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (a) by registered or certified mail, return receipt requested, postage prepaid, or (b) prepaid via a reputable nationwide overnight courier service, in each case addressed to the Company, Attention: CEO, at One Technology Park Drive, Westford, Massachusetts 01886 and to the Executive at the Executive’s principal residence as currently reflected on the Company’s records (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith). Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.

11.Miscellaneous.
11.1Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Whenever possible, this Agreement shall be reformed and construed to permit the maximum full enforcement of each provision hereof, and any declaration of invalidity or unenforceability with regard to any provision hereof shall be construed to minimize the effect of such declaration.
11.2Injunctive Relief. The Company and the Executive agree that any breach of this Agreement by the Company or the Executive is likely to cause the other party substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company or the Executive, as applicable, shall have the right to specific performance and injunctive relief.
11.3Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles.
11.4Waivers. No waiver by the Company or the Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the other party shall be deemed a waiver of that or any other provision at any subsequent time.
11.5Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.
11.6Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.
11.7Entire Agreement. Except with respect to the Executive Retention Agreement, which shall remain in full force and effect through December 31, 2021, and any non-disclosure or invention assignment agreement entered into between the Company and the Executive and the Executive’s equity compensation awards (as amended herein) and their related plans, this Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein, and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.
11.8Amendments. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.
KADANT INC.
By: /s/ Jeffrey L. Powell
Jeffrey L. Powell
President and Chief Executive Officer
EXECUTIVE
By: /s/ Eric T. Langevin
Eric T. Langevin